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EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made as of the 1st day of January, 2024.

BETWEEN:

SANDBOX ROYALTIES CORP.
("Sandbox" or the "Company")

AND:

CRAIG ROLLINS

(the "Employee")

WHEREAS:

A. The Company is involved in the business of managing and acquiring metal and other resource royalties, streams and interests; and

B. The Company and the Employee wish to enter into an employment agreement on the terms set forth herein.

THEREFORE in consideration of the recitals, the following representations and covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1. Employment, Position and Duties

1.1. The Company hereby agrees to employ the Employee in the position of General Counsel and Corporate Secretary and the Employee hereby agrees to accept such employment on the terms and conditions herein.

1.2. The Employee shall report to and be subject to the general direction of the Chief Executive Officer of the Company (or his/her designate). The Employee shall perform all duties and assume all responsibilities inherent to his position, and such reasonable additional duties and responsibilities as from time to time are lawfully assigned or communicated to him by the Chief Executive Officer of the Company (or his/her designate) and on behalf of such affiliates or subsidiaries of the Company as designated by the Chief Executive Officer of the Company (or his/her designate) as requiring the services of the Employee and are consistent with his position.

1.3. Throughout the term of this Agreement, the Employee shall:

a. serve the Company and shall use his reasonable best efforts to promote and advance the interests and goodwill of the Company;

b. conduct himself at all times in a manner which is not detrimental to the Company's interests; and

c. perform all duties and responsibilities in accordance with the policies established by the board of directors of the Company (the "Board").

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1.4. The Employee acknowledges and agrees that he is a fiduciary of the Company.

2. Place of Work

2.1. The Employee's place of work shall be at the Company corporate office in Vancouver, BC, Canada (the "Corporate Office") or via remote communication with, or remote connection to, the Corporate Office from (a) Vancouver, or (b) any other location as mutually agreed between the Employee and Sandbox.

3. Term of Employment

3.1. The Employee's employment hereunder will continue until terminated in accordance with the terms of section 5 of this Agreement.

4. Remuneration and Benefits

4.1. Remuneration

4.1.1. During the term of this Agreement the Company shall pay to the Employee a salary of $200,000 per annum subject to increase from time to time in accordance with section 4.1.3 hereof ("Base Salary"). The Base Salary shall be payable monthly in equal instalments or on such other basis as mutually agreed.

4.1.2. The Company shall have the right to deduct and withhold from the Employee's compensation any amounts required to be deducted and remitted under applicable provincial and federal laws of Canada, or other such jurisdictions as may be applicable.

4.1.3. The Employee's compensation hereunder shall be reviewed by the Board or a duly constituted compensation committee of the Board ("Compensation Committee") on an annual basis and any increases will be in the sole discretion of the Board or the Compensation Committee, as the case may be.

4.2. Bonus

The Employee shall be eligible to participate in such incentive bonus plans as may be implemented by the Board from time to time for its executives. The Board will, in its sole discretion, consider such bonuses at least annually. Concurrent with the execution hereof and pursuant to a Board resolution, the Employee's annual target bonus percentage has been set at 70% subject to increase from time to time in accordance with section 4.1.3 hereof ("STIP Target"). The Employee will have the opportunity to earn an annual cash bonus equal to his STIP Target, multiplied by the Employee's current annual Base Salary, if the objectives set by the board, in its sole discretion, are met and the potential to earn a higher amount if the Employee materially exceeds such objectives.

4.3. Equity and Equity-Based Compensation

The Employee shall be eligible to participate in such equity-based compensation plans as may be implemented by the Board from time to time for its executives. The Board will, in its sole discretion, consider equity-based compensation grants at least annually. Concurrent with the execution hereof and pursuant to a Board resolution, the Employee's annual target equity-based compensation percentage has been set at 90% subject to increase from time to time in accordance with section 4.1.3 hereof ("LTIP Target"). The Employee will have the opportunity to earn annual equity-based compensation equal in value to his LTIP Target, multiplied by the Employee's current annual Base Salary, if the objectives set by the board, in its sole discretion, are met and the potential to earn a higher amount if the Employee materially exceeds such objectives.

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4.4. Reimbursement of Expenses

The Company shall reimburse the Employee for all reasonable expenses actually and properly incurred by the Employee in the performance of his duties for the Company, including for parking in the vicinity of the Corporate Office. The Employee shall furnish to the Company such statements, vouchers, and other particulars of expenses as the Company may reasonably require.

4.5. Benefits

The Company shall provide the Employee and his dependents with such health and welfare benefits as are consistent with industry standards for executives, including in respect of health, accident, and life insurance (collectively, the "Benefits").

4.6. Vacation

The Employee shall be entitled to twenty (20) days paid vacation in each calendar year during the term of this Agreement. The timing of vacations shall be in accordance with the Company's policies and practices for executives and with the Company's needs. Unused vacation days may be carried forward for a maximum of one calendar year, after which time they will be paid out.

5. Termination

5.1. The Company may terminate the Employee's employment under this Agreement at any time for cause pursuant to section 5.2, in the event of the death of the Employee or the Employee becoming eligible to receive benefits under the Company's Long Term Disability Plan ("Long Term Disability Plan") pursuant to section 5.5, or without cause pursuant to section 5.3.

5.2. If this Agreement and the Employee's employment are terminated for cause, no notice, salary, compensation, Benefits, allowances or pay in lieu of notice shall be paid or payable to the Employee after or as a result of such termination other than: (a) any accrued but unpaid Base Salary for services rendered up to the date of termination; (b) any accrued but unpaid expenses at the date of termination required to be reimbursed under sections 4.4 and 4.5 of this Agreement; (c) the prorated value of any accrued but unused vacation entitlement as at the date of termination including for that portion of the calendar year in which the Employee was actively employed; and (d) any Benefits owing to the date of such termination.

5.3. The Company may terminate the Employee's employment under this Agreement without cause at any time by providing the Employee with three (3) months written notice of termination and by paying to the Employee within ten (10) days of the date of such termination:

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a. (i) any accrued but unpaid Base Salary for services rendered up to the date of termination; (ii) any accrued but unpaid expenses at the date of termination required to be reimbursed under sections 4.4 and 4.5 of this Agreement; (iii) the prorated value of any accrued but unused vacation entitlement as at the date of termination including for that portion of the calendar year in which the Employee was actively employed; and

b. an amount equal to twelve (12) months of his Base Salary at that time plus an amount equal to 1.5 times the greater of (i) the average bonus percentage granted to the Employee for the two most recent annual bonuses approved by the Board for the Employee and (ii) the Employee's STIP Target at that time, multiplied by the Employee's current annual Base Salary immediately prior to termination.

5.4. If the Company elects to terminate the Employee in accordance with section 5.3: (a) all Benefits will continue following such termination for a period which matches the notice period (being 3 months) and severance period (being 12 months) as set out in section

5.3 or, if such is not possible, the Company shall pay the Employee an amount sufficient to enable the Employee to procure comparable benefits on a private basis for such periods; (b) notwithstanding the terms of any other agreement or plan, all vested but unexercised Options held by the Employee will, subject to applicable stock exchange rules, remain exercisable until the earlier of: (i) the expiry date(s) of such Option(s) and

(ii) twelve (12) months from the date of termination.

5.5. If this Agreement and the Employee's employment are terminated in the event of the death of the Employee or the Employee becoming eligible to receive benefits under the Long Term Disability Plan, no notice, salary, compensation, benefits, allowances or pay in lieu of notice shall be paid or payable to the Employee after or as a result of such termination other than: (a) any accrued but unpaid Base Salary for services rendered up to the date of such termination, (b) a prorated bonus up to the date of such termination which shall be based upon the greater of (i) the average bonus percentage granted to the Employee for the two (2) most recent annual bonuses approved by the Board for the Employee and (ii) the Employee's STIP Target at that time, multiplied by the Employee's current annual Base Salary immediately prior to termination, (c) all Options, RSUs, PRSUs or other equity-based compensation previously granted to the Employee shall be governed by their respective plans, (d) any Benefits owing to the date of such termination, (e) any accrued but unpaid expenses at the date of termination required to be reimbursed under sections 4.4 and 4.5 of this Agreement, and (f) the prorated value of any accrued but unused vacation entitlement as at the date of termination including for that portion of the calendar year in which the Employee was actively employed, provided that (g) any benefits that the Employee may be eligible to receive in accordance with the terms of the Long Term Disability Plan shall continue notwithstanding the termination of the Employee's employment.

5.6. If, within the twelve (12) month period immediately following a Change of Control as defined below in section 5.8 of this Agreement, any of the following occur, without the Employee's written consent, which event is not rectified by the Company within thirty

(30) days of the occurrence (each, an "Event of Termination"):

a. the Employee's employment with the Company is terminated by the Company without cause;

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b. an adverse change by the Company in the Employee's reporting, position, duties, responsibilities, title or office from those which were in effect immediately prior to the Change of Control;

c. a decrease in the Employee's base salary or a material decrease in the Employee's incentive bonus, Benefits, equity or equity-based compensation, vacation or other compensation;

d. a relocation of the Employee's place of work or the Company's head office to outside the Greater Vancouver Regional District;

e. the Company taking any action to deprive the Employee of any material fringe benefit not mentioned above and enjoyed by him immediately prior to the Change of Control, or the Company failing to increase or improve such material fringe benefit on a basis consistent with increases or improvements granted generally to the Company's other executives;

f. any material breach by the Company of any provision of this Agreement; or

g. any action or event that would constitute a constructive dismissal of the Employee at common law,

then, upon an Event of Termination having occurred;

a. the Company shall, in lieu of notice and any other remuneration, compensation or benefits (including any severance pay or other termination pay) pay to the Employee an amount equal to three (3) months of his Base Salary at that time plus two (2) times the annual Base Salary of the Employee at such time, such payment to be made within thirty (30) days of the Event of Termination;

b. any bonus owing to the Employee immediately prior to such Change of Control or Event of Termination shall be paid (within thirty (30) days of the Event of Termination) and, in addition, the Company shall pay (within thirty (30) days of the Event of Termination) to the Employee an amount equal to two (2) times the greater of (i) the average bonus percentage granted to the Employee for the two (2) most recent annual bonuses approved by the Board for the Employee and (ii) the Employee's STIP Target at that time, multiplied by the Employee's current annual Base Salary in effect immediately prior to the Event of Termination, plus a prorated bonus up to the Event of Termination which shall be based upon the greater of (i) the average bonus percentage granted to the Employee for the two (2) most recent annual bonuses approved by the Board for the Employee and (ii) the Employee's STIP Target at that time, multiplied by the Employee's current annual Base Salary immediately prior to termination;

c. the Company shall pay to the Employee (i) any accrued but unpaid Base Salary for services rendered up to the date of the Event of Termination; (ii) any accrued but unpaid expenses at the date of the Event of Termination required to be reimbursed under sections 4.4 and 4.5 of this Agreement; and (iii) the prorated value of any accrued but unused vacation entitlement as at the date of the Event of Termination including for that portion of the calendar year in which the Employee was actively employed;

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d. all Benefits will continue for a period of two (2) years following such Event of Termination or, if such is not possible, the Company shall pay to the Employee an amount sufficient to enable the Employee to procure comparable benefits on a private basis for such period;

e. notwithstanding the terms of any other agreement or plan, all Options or other equity-based compensation previously granted to the Employee shall fully vest on the date of the Event of Termination, if not already vested; and

f. notwithstanding the terms of any other agreement or plan, all outstanding Options held by the Employee will, subject to applicable stock exchange rules, remain exercisable until the earlier of: (i) the expiry date(s) of such Option(s) and (ii) twelve (12) months from the date of the Event of Termination.

5.7. The principle of mitigation shall not apply to the payments referred to in 5.3, 5.4, 5.5 and 5.6.

5.8. For the purposes of section 5.6, a "Change of Control" shall mean

a. any transaction (other than a transaction described in paragraph (b) below) pursuant to which any person or group of persons acting jointly or in concert acquires direct or indirect beneficial ownership of securities of the Company which, when added to all the other securities of the Company beneficially owned by such person or group of persons, represent 50% or more of the aggregate voting power of all of the Company's then issued and outstanding securities entitled to vote in the election of members of the Board, other than any such acquisition that occurs upon the exercise or settlement of options or other securities granted by the Company under any of the Company's equity incentive plans;

b. there is consummated an arrangement, amalgamation, merger, consolidation, business combination or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the holders of outstanding voting securities of the Company immediately prior to such transaction do not beneficially own, directly or indirectly, either (i) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving or resulting entity in such transaction or (ii) outstanding voting securities representing more than 50% of the combined outstanding voting power of the parent of the surviving or resulting entity in such transaction, in each case in substantially the same proportions as their beneficial ownership of the outstanding voting securities of the Company immediately prior to such transaction;

c. the sale, exchange or other disposition to a person other than an affiliate of the Company of all, or substantially all, of the Company's assets;

d. the passing of a resolution by the Board or the shareholders of the Company to substantially liquidate the assets of the Company or wind up the Company's business or significantly rearrange its affairs or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Company in circumstances where the business of the Company is continued and the shareholders of the Company and their respective shareholdings remain substantially the same following the re-arrangement); or

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e. individuals who, immediately prior to a particular time, are members of the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board immediately following such time, provided that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

5.9. The Employee may terminate his obligations under this Agreement without cause by giving three (3) months written notice to the Company. On the giving of such notice by the Employee, or at any time thereafter, the Company shall have the right to elect at any time thereafter to immediately terminate the Employee's employment, and upon such election, shall provide to the Employee a lump sum payment equal to the Base Salary for the three (3) months or for such proportion of the three (3) months that remain outstanding at the time of such election. All Benefits shall continue to the end of such three (3) month period.

6. Confidentiality

6.1. Except as required by law or in the normal and proper course of the Employee's duties hereunder, the Employee will not use for the Employee's own account or disclose to anyone else, during or after the term of this Agreement, any confidential or proprietary information or material relating to the operations or business of the Company and its subsidiaries which the Employee obtains from the Company, the subsidiaries or their officers, employees, agents, suppliers or customers or otherwise by virtue of the Employee's employment by the Company or the subsidiaries. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its subsidiaries except to the extent otherwise in the public domain: corporate information, including plans, strategies, tactics, policies, resolutions, and any litigation or negotiations; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; technical information, technical drawings and designs, mine plans, pit designs and reserve and resource estimates; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (collectively, the "Confidential Information").

6.2. The Employee agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company and to its subsidiaries, including without limitation, Confidential Information, in the Employee's possession now or at any time during the term of this agreement, are and shall be the property of the Company and its subsidiaries, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

6.3. The Employee acknowledges that, in connection with the Employee's employment by the Company, the Employee will receive or will become eligible to receive substantial benefits and compensation. The Employee acknowledges that the Employee's employment by the Company and all compensation and Benefits and potential compensation and Benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee's willingness to commit the Employee's reasonable best efforts to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, and other provisions herein. The Employee further acknowledges that irreparable damage may result to the Company if the provisions of sections 6.1 and 6.2 herein are not specifically enforced and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of sections 6.1 and 6.2.

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7. Representations and Warranties

7.1. The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is a party or by which the Employee or the Employee's property is bound. The Employee shall defend, indemnify, and hold the Company harmless from any liability, expense or claim (including solicitor's fees incurred in respect thereof) by any person in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this section.

8. Insurance & Indemnification

8.1. The Company represents and warrants that the Company maintains a policy of insurance with respect to liability relating to its directors and officers, and the Company will use its reasonable best efforts to include the Employee (in his capacity as an officer) as insured under such policy to the maximum extent reasonably possible and will provide the Employee with a copy of such policy with the Employee being so included as an insured. The Company shall be responsible for the payment of all premiums, deductibles and like payments under such policy.

8.2. The Company has entered into an officer indemnification agreement with the Employee in a form satisfactory to the Employee.

9. General

9.1. Employment Standards

In the event that the minimum standards in the Employment Standards Act, R.S.B.C. 1996, c. 113, as it exists from time to time, are more favourable to the Employee in any respect, including but not limited to the provisions herein in respect to notice of termination or vacation entitlement than provided for herein, the provisions of the Employment Standards Act shall apply.

9.2. Waiver

9.2.1. No consent or waiver, express or implied, by any party to this Agreement or any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants or conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

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9.2.2. The provisions of sections 5, 6, 7 and 9 shall survive the termination of this Agreement.

9.3. Notices

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered, telefaxed or mailed by registered mail, postage prepaid if to the Company to the address of the Company set out on the first page of this Agreement and if to the Employee to the home address of the Employee on the Company's records. Any notice shall be deemed to have been received if delivered or telefaxed, when delivered or telefaxed, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted the sender shall deliver such notice to ensure prompt receipt thereof. A party may change its address for service by notice in writing to the other party.

9.4. Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of British Columbia.

9.5. Severability

If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

9.6. Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no Agreements collateral hereto other than as are expressly set forth or referred to herein. This Agreement supersedes any prior agreements, written or oral in respect of the Employee's employment with the Company. This Agreement cannot be amended or supplemented except by a written Agreement executed by all parties hereto.

9.7. Counterpart

This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

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9.8. Currency

Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in Canadian dollars.

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10. Independent Legal Advice

10.1. The Employee acknowledges that this Agreement has been prepared by the Company and acknowledges that the Employee has had sufficient time to review this Agreement thoroughly, that he has read and understood the terms of this Agreement and that the Employee has been given the opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement prior to its execution.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the 1st day of January, 2024.

SANDBOX ROYALTIES CORP.

(signed) “Craig Rollins” (CFO)
Authorized Signatory

CRAIG ROLLINS

(signed) “Craig Rollins”
Signature